UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2006

FLEXTRONICS INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in Its Charter)

Singapore (State or Other Jurisdiction of Incorporation)	0-23354 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

One Marina Boulevard, #28-00
Singapore	018989
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code: (65) 6890 7188
Not Applicable
(Former name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On September 12, 2006, the Board of Directors of Flextronics International Ltd. (the “Company”) approved the disposal and exit of certain real estate owned and leased by the Company in order to reduce its investment in property, plant and equipment. As a result, during the second quarter ended September 30, 2006, the Company expects to recognize approximately $90 to $95 million in pre-tax charges consisting primarily of impairment charges and other exit charges, which are primarily facility lease termination costs. These activities are expected to generate net positive cash of approximately $10 million, representing the net of expected cash expenditures of approximately $40 million related to exit costs and the estimated proceeds of approximately $50 million related to the sale of the real estate.
Item 2.06. Material Impairments.
In connection with the exit activities described in Item 2.05 above, property, plant and equipment that has been determined to be impaired will be written down to fair value during the second quarter ended September 30, 2006. At this time, the Company has estimated a range related to the impairment charges to be approximately $45 to $50 million (which is included in the estimated total charges of $90 to $95 million included in Item 2.05 above). No material cash expenditures are expected to result from the impairment charge.

SIGNATURES
     Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD. (Registrant)
Date: September 18, 2006	By:	/s/ Thomas J. Smach
Thomas J. Smach
Chief Financial Officer